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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-1 of (i) our report dated April 20, 2006, relating to the consolidated financial statements of MainLine L.P. and subsidiaries and Glenmoor, Ltd. and subsidiaries, (ii) our report dated April 20, 2006, relating to the consolidated balance sheets of MainLine Management LLC and subsidiaries, and (iii) our report dated April 20, 2006, relating to the balance sheet of Buckeye GP Holdings L.P., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Philadelphia, PA
April 20, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM